Exhibit 3.1

Delaware	Page 1

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED ARE TRUE AND CORRECT COPIES OF ALL DOCUMENTS FILED FROM AND INCLUDING THE RESTATED CERTIFICATE OR A MERGER WITH A RESTATED CERTIFICATE ATTACHED OF “IGI LABORATORIES, INC.” AS RECEIVED AND FILED IN THIS OFFICE.

THE FOLLOWING DOCUMENTS HAVE BEEN CERTIFIED:

RESTATED CERTIFICATE, CHANGING ITS NAME FROM "IGI, INC." TO "IGI LABORATORIES, INC.", FILED THE SEVENTH DAY OF MAY, A.D. 2008, AT 11:22 O`CLOCK A.M.

CERTIFICATE OF DESIGNATION, FILED THE THIRTEENTH DAY OF MARCH, A.D. 2009, AT 11:31 O`CLOCK A.M.

CERTIFICATE OF CORRECTION, FILED THE EIGHTEENTH DAY OF MARCH, A.D. 2009, AT 11:59 O`CLOCK A.M.

CERTIFICATE OF DESIGNATION, FILED THE TWENTY-NINTH DAY OF MARCH, A.D. 2010, AT 3:49 O`CLOCK P.M.

CERTIFICATE OF AMENDMENT, FILED THE TWENTY-NINTH DAY OF MAY, A.D. 2013, AT 10:58 O`CLOCK A.M.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State

842746 8100X SR# 20150620214	Authentication: 10290045 Date: 10-23-15

You may verify this certificate online at corp.delaware.gov/authver.shtml

Delaware	Page 2

The First State

CERTIFICATE OF CHANGE OF REGISTERED AGENT, FILED THE TWENTY-FOURTH DAY OF SEPTEMBER, A.D. 2014, AT 9:18 O`CLOCK A.M.

CERTIFICATE OF AMENDMENT, FILED THE TWENTIETH DAY OF MAY, A.D. 2015, AT 1:20 O`CLOCK P.M.

CERTIFICATE OF AMENDMENT, FILED THE TWENTY-THIRD DAY OF OCTOBER, A.D. 2015, AT 10:42 O`CLOCK A.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF AMENDMENT IS THE TWENTY-THIRD DAY OF OCTOBER, A.D. 2015 AT 5 O'CLOCK P.M.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State

842746 8100X SR# 20150620214	Authentication: 10290045 Date: 10-23-15

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:28 AM 05/07/2008
FILED 11:22 AM 05/07/2008
SRV 080513299 - 0842746 FILE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

IGI, INC.

IGI, INC, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“DGCL”) hereby certifies as follows:

FIRST: That at a meeting of the Board of Directors of IGI, Inc. (the “Corporation”) resolutions were duly adopted approving an amendment and restatement of the Corporation’s Certificate of Incorporation, as amended, declaring said amendment and restatement to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof.

SECOND: The date of filing of the Corporation’s original Certificate of Incorporation with the Secretary of State was August 26, 1977 under the name Pinnacle Mountain Labs, Inc.

THIRD: This Amended and Restated Certificate of Incorporation amends and restates the prior Certificate of Incorporation, as amended, by amending and restating the Certificate of Incorporation filed on August 26, 1977 and all amendments thereto through the date hereof.

FOURTH: The Corporation’s Certificate of Incorporation, as amended, is hereby amended and restated in its entirety to read as set forth in Exhibit A.

FIFTH: That pursuant to resolution of the Board of Directors of the Corporation, a meeting of stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the DGCL at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

SIXTH: That the foregoing amendment and restatement was duly adopted in accordance with the provisions of § 242 and § 245 of the DGCL.

IN WITNESS WHEREOF, IGI, Inc. has caused this certificate to be signed by a duly authorized officer, this 7th day of May, 2008.

/s/ Rajiv Mathur
Name:	Rajiv Mathur
Title:	President and Chief Executive Officer

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

IGI LABORATORIES, INC.

FIRST: The name of the corporation (hereinafter called the “Corporation”) is IGI Laboratories, Inc.”

SECOND: The address of the registered office of the Corporation in the state of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (“DGCL”).

“FOURTH: The total number of shares of stock which the Corporation is authorized to issue is 51,000,000 shares, of which 50,000,000 shall be shares of Common Stock, $.01 par value per share (“Common Stock”), and 1,000,000 shall be shares of Preferred Stock, $.01 par value per share (“Preferred Stock”). One hundred shares of Preferred Stock shall be designated “Series A Convertible Preferred Stock” and shall have the designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions as set forth in Article FIFTH herein. The remaining authorized shares of Preferred Stock may be designated by the Board of Directors as set forth below in Section 2 of this Article FOURTH.

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of the Common Stock and undesignated Preferred Stock.

1.          Common Stock.

a.           General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock or any series as may be designated by the Board of Directors upon any issuance of the Preferred Stock of any series.

b.           Voting. The holders of the Common Stock are entitled to one vote for each share held at all meetings of stockholders (and written actions in lieu of meetings). There shall be no cumulative voting.

The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

c.           Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefore as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Preferred Stock.

d.           Liquidation. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential rights of any then outstanding Preferred Stock.

2.          Preferred Stock.

Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation as hereinafter provided. Any shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly provided.

Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences as shall be stated and expressed in such resolutions, all to the fullest extent now or thereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series to the extent permitted by law. Except as otherwise specifically provided in this Certificate of Incorporation, no vote of the holders of the Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any series of the Preferred Stock authorized by and complying with the conditions of this Certificate of Incorporation, the right to have such vote being expressly waived by all present and future holders of the capital stock of the Corporation.

FIFTH: Series A Preferred Stock.

1.          Designation and Rank.

a.           Designation. The designation of such series of the Preferred Stock shall be the Series A Convertible Preferred Stock, par value $.01 per share (the “Series A Preferred Stock”). The maximum number of shares of Series A Preferred Stock shall be one hundred shares.

b.           Rank. The Series A Preferred Stock shall rank prior to the Common Stock, and to each other classes and series of equity securities of the Corporation which by its terms does not rank on a parity with or senior to the Series A Preferred Stock (“Junior Stock”).

2.          Dividends. The holders of shares of the Series A Preferred Stock shall not be entitled to receive any dividends except in accordance with this Section 2. If the Corporation declares and pays a cash dividend on the Common Stock, then, in that event, the holders of shares of Series A Preferred Stock shall be entitled to share in such dividends, on a pro rata basis, as if their shares had been converted into shares of Common Stock pursuant to Section 5 of this Article FIFTH immediately prior to the record date for determining the stockholders entitled to receive such dividends.

3.          Voting Rights.

a.           Class Voting Rights. The Series A Preferred Stock shall have the following class voting rights (in addition to the voting rights set forth in Section 3(b) of this Article FIFTH, and as otherwise may be required by law). So long as any shares of the Series A Preferred Stock remain outstanding, the Corporation shall not, and shall not permit any subsidiary to, without the affirmative vote or consent of the holders of at least a majority of the shares of the Series A Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting, in which the holders of the Series A Preferred Stock vote separately as a class amend, alter or repeal the provisions of the Series A Preferred Stock, whether by merger, consolidation or otherwise.

b.           General Voting Rights. In addition to the class voting rights set forth in Sections 3(a) and 4(b) of this Article FIFTH, the Series A Preferred Stock shall be entitled to vote, on an as-converted basis, together as a single class, with the holders of the Common Stock. The Common Stock into which the Series A Preferred Stock is convertible shall, upon issuance, have all of the same voting rights as other issued and outstanding Common Stock of the Corporation.

4.          Liquidation Preference.

a.           In the event of the liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of shares of the Series A Preferred Stock then outstanding shall be entitled to receive, out of the assets of the Corporation whether such assets are capital or surplus of any nature, an amount equal to $10,000 per share (the “Liquidation Preference Amount”) of the Series A Preferred Stock, on a pro rata and pari passu basis with any parity stock, before any payment shall be made or any assets distributed to the holders of the Common Stock or any other Junior Stock. If the assets of the Corporation are not sufficient to pay in full the Liquidation Preference Amount payable to the holders of outstanding shares of the Series A Preferred Stock and any series of preferred stock or any other class of stock on a parity as to rights on liquidation, dissolution or winding up, with the Series A Preferred Stock, then all of said assets will be distributed among the holders of the Series A Preferred Stock and the other classes of stock on a parity with the Series A Preferred Stock, if any, ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. The liquidation payment with respect to each outstanding fractional share of Series A Preferred Stock shall be equal to a ratably proportionate amount of the liquidation payment with respect to each outstanding share of Series A Preferred Stock. All payments for which this Section 4(a) provides shall be in cash, property (valued at its fair market value as determined by an independent appraiser reasonably acceptable to the holders of a majority of the Series A Preferred Stock) or a combination thereof; provided, however, that no cash shall be paid to holders of Junior Stock unless each holder of the outstanding shares of Series A Preferred Stock has been paid in cash the full Liquidation Preference Amount to which such holder is entitled as provided herein. After payment of the full Liquidation Preference Amount to which each holder is entitled, such holders of shares of Series A Preferred Stock will not be entitled to any further participation as such in any distribution of the assets of the Corporation.

b.           A consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation, or the effectuation by the Corporation of a transaction or series of transactions in which more than 50% of the voting shares of the Corporation is disposed of or conveyed, shall be, deemed to be a liquidation, dissolution, or winding up within the meaning of this Section 4.

c.           Written notice of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, stating a payment date and the place where the distributable amounts shall be payable, shall be given by mail, postage prepaid, no less than forty-five (45) days prior to the payment date stated therein, to the holders of record of the Series A Preferred Stock at their respective addresses as the same shall appear on the books of the Corporation.

5.          Conversion. The holder of Series A Preferred Stock shall have the following conversion rights (the “Conversion Rights”):

a.           Right to Convert. At any time on or after the date of issuance of the Series A Preferred Stock (the “Issuance Date”), the holder of any such shares of Series A Preferred Stock may, at such holder’s option all or any portion of any share of Series A Preferred Stock held by such person into a number of fully paid and nonassessable shares of Common Stock equal to the quotient of (i) the Liquidation Preference Amount of the shares of Series A Preferred Stock being converted thereon divided by (ii) the Conversion Price (as defined in Section 5(d) of this Article FIFTH) then in effect as of the date of the delivery by such holder of its notice of election to convert. The Corporation shall keep written records of the conversion of the shares of Series A Preferred Stock converted by each holder. A holder shall be required to deliver the original certificates representing the shares of Series A Preferred Stock upon complete conversion of the Series A Preferred Stock.

b.           Mechanics of Voluntary Conversion. The Voluntary Conversion of Series A Preferred Stock shall be conducted in the following manner:

(i)          Holder’s Delivery Requirements. To convert Series A Preferred Stock into full shares of Common Stock on any date, the holder thereof shall deliver a fully executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”), to the Corporation, together with the certificates representing the shares being converted (or an indemnification undertaking, and at the option of the Corporation, in addition, a bond, with respect to such shares in the case of their loss, theft or destruction) (the “Preferred Stock Certificates”). The conversion will be effective upon receipt by the Corporation of the foregoing, which shall be the Voluntary Conversion Date.

(ii)         Record Holder. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of the Series A Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

c.          Mandatory Conversion.

(i)          Subject to the provisions set forth below, the shares of Series A Preferred Stock outstanding on the Mandatory Conversion Date shall automatically and without any action on the part of the holder thereof convert into a number of fully paid and nonassessable shares of Common Stock equal to the quotient of (i) the Liquidation Preference Amount of the shares of Series A Preferred Stock outstanding on the Mandatory Conversion Date divided by (ii) the Conversion Price in effect on the Mandatory Conversion Date (a “Mandatory Conversion”).

(ii)         As used herein, a “Mandatory Conversion Date” shall be the date that the Closing Price of the Common Stock shall have exceeded $2.50 for a period of ten (10) consecutive trading days immediately preceding such date. The Mandatory Conversion Date and the Voluntary Conversion Date collectively are referred to as the “Conversion Date.”

(iii)        On the Mandatory Conversion Date, the outstanding shares of Series A Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the Preferred Stock Certificates are surrendered to the Corporation or its transfer agent. Upon the occurrence of the automatic conversion of the Series A Preferred Stock pursuant to this Section 5(c), the holders of the Series A Preferred Stock shall promptly surrender the Preferred Stock Certificates representing the Series A Preferred Stock to the Corporation and the Corporation shall promptly deliver the shares of Common Stock issuable upon such conversion.

d.          Conversion Price.

(i)          The term “Conversion Price” shall mean $1.00, subject to adjustment under Section 5(e) of this Article FIFTH.

(ii)         The term “Closing Price” shall mean, for any security as of any date, the last reported price of such security on the American Stock Exchange or the closing bid price, on the OTC Bulletin Board or other applicable principal trading market for such security as reported by Bloomberg, or, if no closing bid price is reported for such security by Bloomberg, the last closing trade price of such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the “pink sheets” by the National Quotation Bureau, Inc. If the Closing Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Price of such security on such date shall be the fair market value as determined by the Board of Directors of the Corporation.

e.          Adjustments of Conversion Price.

(i)          Adjustments for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Issuance Date, effect a stock split of the outstanding Common Stock, the Conversion Price shall be proportionately decreased. If the Corporation shall at any time or from time to time after the Issuance Date, combine the outstanding shares of Common Stock, the Conversion Price shall be proportionately increased. Any adjustments under this Section 5(e)(i) shall be effective at the close of business on the date the stock split or combination occurs.

(ii)         Adjustments for Certain Dividends and Distributions. If the Corporation shall at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, then, and in each event, the Conversion Price shall be decreased as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by multiplying, as applicable, the Conversion Price then in effect by a fraction:

(1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

(2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

(iii)        Adjustment for Other Dividends and Distributions. If the Corporation shall at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then, and in each event, an appropriate revision to the applicable Conversion Price shall be made and provision shall be made (by adjustments of the Conversion Price or otherwise) so that the holders of Series A Preferred Stock shall receive upon conversions thereof, in addition to the number of shares of Common Stock receivable thereon, the number of securities of the Corporation which they would have received had their Series A Preferred Stock been converted into Common Stock immediately prior to such event (or the record date for such event, if applicable) and had thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities (together with any distributions payable thereon during such period), giving application to all adjustments called for during such period under this Section 5(e)(iii) with respect to the rights of the holders of the Series A Preferred Stock.

(iv)         Adjustments for Reclassification. Exchange or Substitution. If the Common Stock issuable upon conversion of the Series A Preferred Stock at any time or from time to time after the Issuance Date shall be changed to the same or different number of shares of any class or classes of stock, whether by reclassification, exchange, substitution or otherwise (other than by way of a stock split or combination of shares or stock dividends provided for in Sections 5(e)(i), (ii) and (iii) of this Article FIFTH, or a reorganization, merger, consolidation, or sale of assets provided for in Section 5(e)(v) of this Article FIFTh), then, and in each event, an appropriate revision to the Conversion Price shall be made and provisions shall be made (by adjustments of the Conversion Price or otherwise) so that the holder of each share of Series A Preferred Stock shall have the right thereafter to convert such share of Series A Preferred Stock into the kind and amount of shares of stock and other securities receivable upon reclassification, exchange, substitution or other change, by holders of the number of shares of Common Stock into which such share of Series A Preferred Stock might have been converted immediately prior to such reclassification, exchange, substitution or other change, all subject to further adjustment as provided herein.

(v)          Adjustments for Reorganization, Merger, Consolidation or Sales of Assets. If at any time or from time to time after the Issuance Date there shall be a capital reorganization of the Corporation (other than by way of a stock split or combination of shares or stock dividends or distributions provided for in Section 5(e)(i), (ii) and (iii) of this Article FIFTH, or a reclassification, exchange or substitution of shares provided for in Section 5(e)(iv) of this Article FIFTH), or a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all of the Corporation’s properties or assets to any other person that is not deemed a liquidation pursuant to Section 4(b) (an “Organic Change”), then as a part of such Organic Change an appropriate revision to the Conversion Price shall be made and provision shall be made (by adjustments of the Conversion Price or otherwise) so that the holder of each share of Series A Preferred Stock shall have the right thereafter to convert such share of Series A Preferred Stock into the kind and amount of shares of stock and other securities or property of the Corporation or any successor corporation resulting from the Organic Change as the holder would have received as a result of the Organic Change and if the holder had converted its Series A Preferred Stock into the Corporation’s Common Stock prior to the Organic Change. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5(e)(v) with respect to the rights of the holders of the Series A Preferred Stock after the Organic Change to the end that the provisions of this Section 5(e)(v) (including any adjustment in the Conversion Price then in effect and the number of shares of stock or other securities deliverable upon conversion of the Series A Preferred Stock) shall be applied after that event in as nearly an equivalent manner as may be practicable.

(vi)         Record Date. In case the Corporation shall take record of the holders of its Common Stock or any other Preferred Stock for the purpose of entitling them to subscribe for or purchase Common Stock or Convertible Securities, then the date of the issue or sale of the shares of Common Stock shall be deemed to be such record date.

f.            Certificates as to Adjustments. Upon occurrence of each adjustment or readjustment of the Conversion Price or number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock pursuant to this Section 5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such Series A Preferred Stock a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon written request of the holder of such affected Series A Preferred Stock, at any time, furnish or cause to be furnished to such holder a like certificate setting forth such adjustments and readjustments, the Conversion Price in effect at the time, and the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon the conversion of a share of such Series A Preferred Stock. Notwithstanding the foregoing, the Corporation shall not be obligated to deliver a certificate unless such certificate would reflect an increase or decrease of at least one percent of such adjusted amount.

g.           Issue Taxes. The Corporation shall pay any and all issue and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series A Preferred Stock pursuant thereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

h.           Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile or three (3) business days following being mailed by certified or registered mail, postage prepaid, return-receipt requested, addressed to the holder of record at its address appearing on the books of the Corporation. The Corporation will give written notice to each holder of Series A Preferred Stock at least five (5) days prior to the date on which the Corporation closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock or (II) for determining rights to vote with respect to any Organic Change, dissolution, liquidation or winding-up and in no event shall such notice be provided to such holder prior to such information being made known to the public. The Corporation will also give written notice to each holder of Series A Preferred Stock at least five (5) days prior to the date on which any Organic Change, dissolution, liquidation or winding-up will take place and in no event shall such notice be provided to such holder prior to such information being made known to the public.

i.            Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall at its option either (i) pay cash equal to the product of such fraction multiplied by the average of the Closing Prices of the Common Stock for the five (5) consecutive trading days immediately preceding the Voluntary Conversion Date or Mandatory Conversion Date, as applicable, or (ii) in lieu of issuing such fractional shares issue one additional whole share to the holder.

j.            Reservation of Common Stock. The Corporation shall, so long as any shares of Series A Preferred Stock are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Series A Preferred Stock then outstanding.

k.          Retirement of Series A Preferred Stock. Conversion of Series A Preferred Stock shall be deemed to have been effected on the applicable Voluntary Conversion Date or Mandatory Conversion Date. The Corporation shall keep written records of the conversion of the shares of Series A Preferred Stock converted by each holder. A holder shall be required to deliver the original certificates representing the shares of Series A Preferred Stock upon conversion of the Series A Preferred Stock.

6.          No Preemptive Rights. No holder of the Series A Preferred Stock shall be entitled to rights to subscribe for, purchase or receive any part of any new or additional shares of any class, whether now or hereinafter authorized, or of bonds or debentures, or other evidences of indebtedness convertible into or exchangeable for shares of any class, but all such new or additional shares of any class, or any bond, debentures or other evidences of indebtedness convertible into or exchangeable for shares, may be issued and disposed of by the Board of Directors on such terms and for such consideration (to the extent permitted by law), and to such person or persons as the Board of Directors in their absolute discretion may deem advisable.

7.          Vote to Change the Terms of or Issue Preferred Stock. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the holders of not less than a majority of the then outstanding shares of Series A Preferred Stock, shall be required for any change to this Certificate of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series A Preferred Stock set forth herein. The provisions hereof may be waived on behalf of all the holders if in writing and signed by the holders of not less than a majority of the then outstanding shares of Series A Preferred Stock.

8.          Lost or Stolen Certificates. Upon receipt by the Corporation of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the shares of Series A Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Corporation, and if requested by the Corporation, a bond, and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Corporation shall execute and deliver new preferred stock certificate(s) of like tenor and date.

9.          Specific Shall Not Limit General; Construction. No specific provision contained herein shall limit or modify any more general provision contained herein. This Article FIFTH shall be deemed to be jointly drafted by the Corporation and all initial purchasers of the Series A Preferred Stock and shall not be construed against any person as the drafter hereof.

10.         Failure or Indulgence Not Waiver. No failure or delay on the part of a holder of Series A Preferred Stock in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

SIXTH: The corporation is to have perpetual existence.

SEVENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court or equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholders thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of section 279 of title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directors. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

EIGHTH: For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

1.          The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the By-Laws. The phrase “whole Board” and in the phrase “total number of directors” shall be deemed to have the same meaning, to wit, the total number of directors which the corporation would have if there were no vacancies. No election of directors need be by written ballot.

2.          After the original or other By-Laws of the Corporation have been adopted, amended, or repealed, as the case may be, in accordance with the provisions of Section 129 of the DGCL, and after the Corporation has received any payment for any of its stock, the power to adopt, amend, or repeal the By-Laws of the corporation may be exercised by the Board of Directors of the Corporation; provided, however, that any provision for the classification of directors of the Corporation for staggered terms pursuant to the provisions of subsection (d) Section 141 of the DGCL shall be set forth in an initial By-Law or in a By-Law adopted by the stockholders entitled to vote of the Corporation unless provisions to vote of the Corporation unless provisions such classification shall be set forth in this Certificate of Incorporation.

3.          Whenever the Corporation shall be authorized to issue only one class of stock, each outstanding share shall entitle the holder thereof to notice of, and the right to vote at, any meeting of stockholders. Whenever the Corporation shall be authorized to issue more than one class of stock, no outstanding share of any class of stock which is denied voting power under the provision of the Certificate of Incorporation shall entitle the holder thereof to the right to vote, at any meeting of stockholders except as the provisions of the DGCL shall otherwise require, provided, that no share of any such class which is otherwise denied voting power shall entitle the holder thereof to vote upon the increase or decrease in the number of authorized shares of said class.

NINTH: The Corporation shall, to the fullest extent permitted by Section 145 of DGCL, as the same may be amended and supplemented, indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

TENTH: From time to time any of the provisions of this Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this Article TENTH.

ELEVENTH: A director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation arising out of the conduct of such director prior to the time of such repeal or modification.

EXHIBIT I

IGI, INC.

CONVERSION NOTICE

Reference is made to the Amended and Restated Certificate of Incorporation of the Relative Rights and Preferences of the Series A Preferred Stock of IGI, Inc. (the “Certificate of Incorporation”). In accordance with and pursuant to the Certificate of Incorporation, the undersigned hereby elects to convert the number of shares of Series A Preferred Stock, par value $.01 per share (the “Preferred Shares”), of IGI, Inc., a Delaware corporation (the “Corporation”), indicated below into shares of Common Stock, par value $.01 per share (the “Common Stock”), of the Corporation, by tendering the stock certificate(s) representing the share(s) of Preferred Shares specified below as of the date specified below.

Date of Conversion:

Number of Preferred Shares to be converted:

Stock certificate no(s). of Preferred Shares to be converted:

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the Preferred Shares are being converted and, if applicable, any check drawn on an account of the Corporation in the following name and to the following address:

Issue to:

Facsimile Number:

Authorization:

By:

Title

Dated:

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:41 AM 03/13/2009
FILED 11:31 AM 03/13/2009
SRV 090265058 - 0842746 FILE

CERTIFICATE OF DESIGNATION OF THE RELATIVE RIGHTS AND

 PREFERENCES

OF THE

SERIES B-1 CONVERTIBLE PREFERRED STOCK

 AND

SERIES B-2 PREFERRED STOCK

OF

IGI LABORATORIES, INC.

The undersigned, the Chief Executive Officer of IGI Laboratories, Inc., a Delaware corporation (the “Corporation”), in accordance with the provisions of the Delaware General Corporation Law, does hereby certify that, pursuant to the authority conferred upon the Board of Directors by the Amended and Restated Certificate of Incorporation of the Corporation, the following resolution creating a series of Series B-1 Convertible Preferred Stock and Series B-2 Preferred Stock, was duly adopted on March 12, 2009:

RESOLVED, that the Board of Directors of the Corporation, pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation by the provisions of the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), created out of the shares of Preferred Stock, par value $.01 per share, of the Corporation authorized in Article Fourth of the Certificate of Incorporation (the “Preferred Stock”), a series of Preferred Stock designated “Series B-1 Convertible Preferred Stock” consisting of One Thousand Thirty (1,030) shares, and a series of Preferred Stock designated “Series B-2 Preferred Stock” consisting of Seven Hundred Forty Seven (747) shares, which shall have the following designations, powers, preferences and relative and other special rights and the following qualifications, limitations and restrictions:

1.           Designation and Rank.

(a)          Designation. The designation of such series of the Preferred Stock shall be Series B-1 Convertible Preferred Stock, par value $0.01 per share (the “Series B-1 Preferred Stock”) and Series B-2 Preferred Stock, par value $0.01 per share (the “Series B-2 Preferred Stock” and collectively with the Series B-1 Preferred Stock, the “Series B Preferred Stock”). The maximum number of shares of Series B-1 Preferred Stock shall be One Thousand Thirty (1,030) shares and the maximum number of shares of Series B-2 Preferred Stock shall be Seven Hundred Forty Seven (747). For purposes of this Certificate of Designation, “Original Issue Price” shall mean $6,000.00 per share on each issued and outstanding share of Series B Preferred Stock.

(b)          Rank. The Series B-1 Preferred Stock and Series B-2 Preferred Stock shall, with respect to rights upon liquidation, winding up, dissolution, redemption or otherwise, rank pari passu with one another. The Series B Preferred Stock shall, with respect to rights upon liquidation, winding up, dissolution, redemption or otherwise, rank (i) junior to the Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), of the Corporation, and to each other class and series of equity securities of the Corporation which specifically by its terms does not rank on parity with or junior to the Series B Preferred Stock (“Senior Stock”) and (ii) senior to the common stock, par value $.01 per share (the “Common Stock”), and to each other class and series of equity securities of the Corporation which specifically by its terms does not rank on a parity with or senior to the Series B Preferred Stock (“Junior Stock”).

2.            Dividends. From and after the date of the issuance of shares of Series B Preferred Stock (“Issuance Date”), the holders of such shares of the Series B Preferred Stock shall be entitled to receive, out of funds legally available therefor, when and if declared by the Board of Directors, quarterly dividends at the annual rate of five percent (5%) of the Original Issue Price on each outstanding share of Series B Preferred Stock, subject to appropriate adjustment to reflect any stock split, stock dividend, reverse stock split or similar corporate event affecting the Series B Preferred Stock (the “Accruing Dividends”). Accruing Dividends shall accrue from day to day, whether or not earned or declared, commencing on the last day of the calendar quarter in which they would otherwise be declared; provided however, that except as provided in Sections 4 and 5 hereof, the Corporation shall be under no obligation to pay such Accruing Dividends unless so declared by the Board of Directors.

3.            Voting Rights.

(a)          Series B-1 Preferred Stock.

(i)          Class Voting Rights. The Series B-1 Preferred Stock shall have the following class voting rights (in addition to the voting rights set forth in Sections 3(a)(ii) and 3(a)(iv) hereof, and as otherwise may be required by law). So long as any shares of the Series B-1 Preferred Stock remain outstanding, the Corporation shall not, and shall not permit any subsidiary to, without the affirmative vote or consent of the holders of at least a majority of the shares of the Series B-1 Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting, in which the holders of the Series B-1 Preferred Stock vote separately as a class (i) authorize, create, or issue any class or series of capital stock ranking, either as to payment of dividends, distributions of assets upon liquidation or otherwise, or redemptions, prior to or on parity with the Series B-1 Preferred Stock or the Series B-2 Preferred Stock and (ii) authorize any redemptions or repurchases of Common Stock, or repurchase or redeem any Common Stock, except for repurchases or redemptions of Common Stock from employees of the Corporation upon such employees’ termination of employment from the Corporation pursuant to the terms and conditions of agreements which provide the Corporation the right to repurchase such capital stock upon such termination of employment.

(ii)         General Voting Rights. In addition to the class voting rights set forth in Section 3(a) hereof, the Series B-1 Preferred Stock shall be entitled to vote, on an as-converted basis (subject to any conversion or voting limitation set forth in Section 3(a)(iii) below, including the Issuance Cap (as defined below)), together as a single class, with the holders of the Common Stock and all other series and classes of stock permitted to vote with Common Stock on all matters submitted to a vote of holders the Common Stock, except with respect to matters in respect of which one or more other classes of Common Stock is entitled to vote as a separate class under the Delaware General Corporation Law or the provisions of the Certificate of Incorporation. The Common Stock into which the Series B-1 Preferred Stock is convertible shall, upon issuance, have all of the same voting rights as other issued and outstanding Common Stock of the Corporation.

(iii)        Conversion and Voting Limitations. Until such time as the Corporation obtains stockholder approval for (i) the issuance of the Series B-1 Preferred Stock on the Initial Issuance Date (as defined below) and upon conversion of the Series B-1 Convertible Notes (as defined below) (and the Common Stock into which such Series B-1 Preferred Stock is convertible) and (ii) any change of control relating from such issuance is obtained, each pursuant to the applicable requirements of Section 713 of the NYSE Alternext Company Guide (“Stockholder Approval”), (A) the holders of the Series B-1 Convertible Notes shall not be entitled to convert the Series B-1 Convertible Notes into shares of Series B-1 Preferred Stock pursuant to the terms thereof; provided, however, that in the event of a Liquidation Event on or before the maturity date of the Series B-1 Convertible Notes and prior to receipt of Stockholder Approval, the Series B-1 Convertible Notes shall automatically convert into shares of Series B-1 Preferred Stock pursuant to the terms thereof and (B) the holders of shares of Series B-1 Preferred Stock shall not be entitled to convert their shares of Series B-1 Preferred Stock into, in the aggregate, Common Stock in excess of 19.9% (the “Issuance Cap”) of the shares of Common Stock issued and outstanding on the trading date immediately prior to the date on which shares of Series B-1 Preferred Stock are first purchased (the “Initial Issuance Date”). The number of shares of Common Stock that may be acquired by all holders of Series B-1 Preferred Stock upon conversion of such shares of Series B-1 Preferred Stock pursuant to Section 5, and the number of shares of Series B-1 Preferred Stock that shall be entitled to class voting rights pursuant to this Section 3(a), shall be limited, on a pro rata basis, to the extent necessary to ensure that, following such conversion (or deemed conversion for voting purposes), the number of shares of Common Stock issuable upon the conversion (or deemed conversion for voting purposes) of all shares of Series B-1 Preferred Stock does not exceed the Issuance Cap. Each delivery of a Conversion Notice by a holder of Series B-1 Preferred Stock will constitute a representation by such holder of Series B-1 Preferred Stock that it has evaluated the limitation set forth in this paragraph and determined, subject to the accuracy of information filed under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, with respect to the outstanding Common Stock of the Corporation, that the issuance of the full number of shares of Common Stock requested in such Conversion Notice is permitted under this paragraph. This paragraph shall be construed and administered in such manner as shall be consistent with the intent of the first sentence of this paragraph. Any provision hereof which would require a result that is not consistent with such intent shall be deemed severed herefrom and of no force or effect with respect to the conversion contemplated by a particular Conversion Notice. The “Series B-1 Convertible Notes” shall mean those certain Secured Convertible Promissory Notes in favor of the holders of Series B Preferred Stock dated as of the Initial Issuance Date, which shall be convertible into shares of Series B-1 Preferred Stock pursuant to their terms upon Stockholder Approval.

(iv)         Board Seats. For so long as any shares of Series B-1 Preferred Stock remain outstanding, the holders of the Series B-1 Preferred Stock, voting separately as one class, shall be entitled to elect one (1) member of the Board of Directors of the Corporation; provided, however, that after the Stockholder Approval is obtained, the holders of Series B-1 Preferred Stock voting separately as one class, shall be entitled to elect two (2) members of the Board of Directors of the Corporation. At any meeting (or in a written consent in lieu thereof) held for the purpose of electing directors, the presence in person or by proxy (or the written consent) of the holders of at least a majority in interest of the then outstanding shares of Series B-1 Preferred Stock shall constitute a quorum of the Series B-1 Preferred Stock for the election or removal of directors to be elected solely by the holders of the Series B-1 Preferred Stock. A vacancy in any directorship elected by the holders of the Series B-1 Preferred Stock shall be filled only by vote or written consent of the holders of the Series B-1 Preferred Stock, consenting or voting, as the case may be, separately as one class. The directors to be elected by the holders of the Series B-1 Preferred Stock, voting separately as one class, shall serve for terms extending from the date of their election and qualification until the time of the next succeeding annual meeting of stockholders and until their successors have been duly elected and qualified. If at any time any directorship to be filled by the holders of Series B-1 Preferred Stock, voting separately as one class, pursuant to this Section 3(a)(iii) has been vacant for a period of thirty days, the Secretary of the Corporation shall, upon the written request of the holders of record of shares representing at least 25% of the voting power of the Series B-1 Preferred Stock then outstanding, call a special meeting of the holders of Series B-1 Preferred Stock for the purpose of electing a director or directors to fill such vacancy or vacancies.

(b)          Series B-2 Preferred Stock. The Series B-2 Preferred Stock shall have no voting rights, other than as otherwise required by law.

4.            Liquidation, Dissolution and Winding-Up.

(a)          Liquidation Event. Upon a Liquidation Event (as defined below), the holders of the shares of Series B Preferred Stock then outstanding shall be paid out of the assets of the Corporation available for distribution to stockholders, an amount equal to the greater of (i) the Original Issue Price per share (subject to appropriate adjustment to reflect any stock split, stock dividend, reverse stock split or similar corporate event affecting the Series B Preferred Stock) plus any Accruing Dividends accrued but unpaid thereon, whether or not declared, and any other dividends declared but unpaid thereon and (ii) such amount per share as would have been payable had each share been converted to Common Stock pursuant to Section 5 immediately prior to the Liquidation Event, before any payment shall be made to the holders of Common Stock or any other Junior Stock but after any payment has been made to the holders of Series A Preferred Stock or any other Senior Stock. If upon any Liquidation Event, the assets to be distributed to the holders of the Series B Preferred Stock shall be insufficient to permit payment to such stockholders of the full preferential amounts aforesaid, then all of the assets of the Corporation available for distribution to holders of the Series B Preferred Stock shall be distributed to such holders of the Series B Preferred Stock pro rata, in proportion to the full respective distributable amounts to which they are entitled. For purposes of Section 4(a)(ii) above, the Series B-2 Preferred Stock shall be deemed to convert into Common Stock on the same terms as the Series B-1 Preferred Stock as set forth in Section 5 after applying any adjustment to the Series B-2 Preferred Stock as would have been applied to the Series B-1 Preferred Stock pursuant to Section 5 based on an event that occurred after the issuance of Series B-2 Preferred Stock.

(b)          Distribution. Upon any Liquidation Event, immediately after the holders of any Senior Stock and Series B Preferred Stock shall have been paid in full pursuant to Section 4(a) above, the remaining net assets of the Corporation available for distribution shall be distributed pro rata among the holders of Common Stock and any Junior Stock and the holders of the Series B Preferred Stock shall not be entitled to any further participation as such in any distribution of the assets of the Corporation.

(c)          Liquidation Event. A “Liquidation Event” means the liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary. Notwithstanding the foregoing, a consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation, or the effectuation by the Corporation of a transaction or series of transactions in which more than 50% of the voting shares of the Corporation is disposed of or conveyed, shall be deemed to be a Liquidation Event within the meaning of the provisions of this Section 4.

(d)          Restrictions on a Liquidation Event. The Corporation shall not effect any transaction constituting a deemed Liquidation Event pursuant to Section 4(c) unless (i) the agreement or plan of merger or consolidation provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 4(a) and 4(b) or (ii) the holders of at least fifty (50%) of the shares of each of the Series B-1 Preferred Stock and Series B-2 Preferred Stock then outstanding specifically consent in writing to the allocation of such consideration in a manner different from that provided in Sections 4(a) and 4(b).

(e)          Treatment of Liquidation Event.

(i)          Transaction Payment. No less than forty-five (45) days prior to the payment date in connection with the consummation of a Liquidation Event, the Corporation, or if the Corporation is not a party to such transaction, the holders of shares of capital stock of the Corporation that are parties to such transaction, shall provide the holders of Series B Preferred Stock written notice of such event (the “Event Notice”). Unless the holders of at least greater than 50% of the then outstanding shares of each of the Series B-1 Preferred Stock and Series B-2 Preferred Stock then outstanding deliver a notice to the Corporation within five (5) business days after receipt of an Event Notice stating that such Liquidation Event shall not be treated as a Liquidation Event, such event shall be deemed to have been elected by such holders to be treated as a Liquidation Event in which case the Corporation shall, and each holder of Series B Preferred Stock shall be entitled to require that, prior to or concurrently with consideration from any such Liquidation Event being paid to the Corporation (if the consideration is to be received by the Corporation in an asset transaction), or by any third party to stockholders of the Corporation other than holders of Series B Preferred Stock (if the consideration is to be received directly by such stockholders in a merger, consolidation, stock purchase or similar transaction), a payment (the “Transaction Payment”) shall be made to the holders of Series B Preferred Stock in an amount equal to the amount that the holder of Series B Preferred Stock would have received had the entire consideration in the transaction (with respect to a Liquidation Event involving the sale of all or substantially all the assets of the Corporation, net of any liabilities of the Corporation not assumed or otherwise paid by the acquiring entity) been deemed assets available for distribution to the stockholders of the Corporation upon liquidation pursuant to Section 4(a).

(ii)         Payment of Transaction Payment. If securities of the acquiring entity (the “Acquiring Entity Stock”) or other property are issued to the holders of the Corporation’s Series B Preferred Stock and Common Stock in the Liquidation Event, then, the Transaction Payment shall be paid to the holders of Series B Preferred Stock in such portions of cash, property or Acquiring Entity Stock, such that all holders of Series B Preferred Stock and Common Stock shall receive the same proportion of cash, property and Acquiring Entity Stock in respect of the amounts to which they are entitled pursuant to Section 4(a). The Acquiring Entity Stock utilized to make the Transaction Payment, if any, shall have the same rights, preferences and restrictions (including whether the issuance or sale of such Acquiring Entity Stock is registered or entitled to registration rights under the Securities Act of 1933, as amended) as the Acquiring Entity Stock issued to the holders of Common Stock in the Liquidation Event. Notwithstanding the foregoing, neither the Corporation nor the acquiring entity shall be obligated to deliver certificates evidencing the Acquiring Entity Stock or other property deliverable to a holder of Series B Preferred Stock as a result of the Liquidation Event unless and until the certificates representing shares of Series B Preferred Stock held by such holder of Series B Preferred Stock are either delivered to the Corporation or the acquiring entity, or their respective transfer agents, as the Corporation and the acquiring entity may require, duly endorsed in blank for transfer, or the holder certifies in writing to the Corporation or the acquiring entity, or their respective transfer agents, as the Corporation and the acquiring entity may require, that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation or such acquiring entity to indemnify the Corporation and/or such acquiring entity from any loss incurred by it in connection with such certificates. The value of the Acquiring Entity Stock or other property determined as follows shall be used for purposes of determining the amount of the entire consideration in the transaction, the Transaction Payment and the payment thereof:

(1)          If the consideration received by the Corporation or its stockholders (“Proceeds”) is other than cash or evidences of indebtedness (for which the value thereof shall be deemed to be the principal amount thereof), its value will be deemed its fair market value, determined as follows:

i)         Any securities (including any Acquiring Entity Stock) included in the Proceeds shall be valued at the average Closing Price for a period of twenty-five (25) consecutive trading days immediately preceding such date.

ii)        Any Proceeds other than cash, evidences of indebtedness, and securities valued in accordance with i) above shall have the fair market value of such Proceeds as determined in good faith, by the Board on the date such determination is made.

(2)         The foregoing methods for valuing Proceeds to be distributed or delivered in connection with a Liquidation Event shall, upon approval by the stockholders of the definitive agreements governing the Liquidation Event, be superseded by any determination of such value set forth in the definitive agreements governing such Liquidation Event.

(iii)        Contingent Consideration. In the event of a Liquidation Event, if any portion of the consideration payable to the stockholders of the Corporation is placed into escrow or is payable to the stockholders of the Corporation subject to contingencies, the definitive acquisition agreement relating thereto shall provide that (i) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with this Section 4(e) as if the Initial Consideration were the only consideration payable in connection with such Liquidation Event and (ii) any additional consideration which becomes payable to the stockholders of the Corporation upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with this Section 4(e) after taking into account the previous payment of the Initial Consideration as part of the same transaction.

5.             Conversion. Each holder of Series B-1 Preferred Stock shall have the following conversion rights (the “Conversion Rights”):

(a)          Right to Convert. At any time on or after the Issuance Date, the holder of any such shares of Series B-1 Preferred Stock may, at such holder’s option, convert all or any portion of any shares of Series B-1 Preferred Stock held by such person into the Conversion Amount. The Corporation shall keep written records of the conversion of the shares of Series B-1 Preferred Stock converted by each holder. A holder shall be required to deliver the original certificates representing the shares of Series B-1 Preferred Stock upon complete conversion of the Series B-1 Preferred Stock.

(b)          Mechanics of Voluntary Conversion. The Voluntary Conversion of Series B-1 Preferred Stock shall be conducted in the following manner:

(i)          Holder’s Delivery Requirements. To convert Series B-1 Preferred Stock into full shares of Common Stock on any date, the holder thereof shall deliver a fully executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”), to the Corporation, together with the certificates representing the shares being converted (or an indemnification undertaking, and at the option of the Corporation, in addition, a bond, with respect to such shares in the case of their loss, theft or destruction) (the “Preferred Stock Certificates”). The conversion will be effective upon receipt by the Corporation of the foregoing, which shall be the Voluntary Conversion Date.

(ii)         Record Holder. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of the Series B-1 Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(c)          Mandatory Conversion.

(i)          Subject to the provisions set forth below, each share of Series B-1 Preferred Stock outstanding on the Mandatory Conversion Date shall automatically and without any action on the part of the holder thereof convert into the Conversion Amount (a “Mandatory Conversion”).

(ii)         As used herein, a “Mandatory Conversion Date” shall mean the earlier of the date that (i) the Closing Price of the Common Stock shall have exceeded $1.20 for a period of twenty-five (25) consecutive trading days immediately preceding such date and (ii) as determined by the affirmative vote or consent of the holders of at least a majority of the shares of the Series B-1 Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting. The Mandatory Conversion Date and the Voluntary Conversion Date collectively are referred to in this Certificate of Designation as the “Conversion Date”

(iii)        On the Mandatory Conversion Date, the outstanding shares of Series B-1 Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the Preferred Stock Certificates are surrendered to the Corporation or its transfer agent. Upon the occurrence of the automatic conversion of the Series B-1 Preferred Stock pursuant to this Section 5(c), the holders of the Series B-1 Preferred Stock shall promptly surrender the Preferred Stock Certificates representing the Series B-1 Preferred Stock to the Corporation and the Corporation, upon surrender of the Preferred Stock Certificates, shall promptly deliver the shares of Common Stock issuable upon such conversion.

(d)          Conversion Amount.

(i)          The term “Conversion Amount” shall mean 14,634 shares of Common Stock, subject to adjustment under Section 5(e) hereof, per share of Series B-1 Preferred Stock, plus such number of shares of Common Stock as shall equal (x) the accrued and unpaid dividends on the Series B-1 Preferred Stock as of the date of conversion divided by (y) $0.41.

(ii)         The term “Closing Price” shall mean, for any security as of any date, the last reported price of such security on the NYSE Alternext or other National Securities Exchange on which such securities trade, or the closing bid price, on the OTC Bulletin Board or other applicable principal trading market for such security as reported by Bloomberg, or, if no closing bid price is reported for such security by Bloomberg, the last closing trade price of such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the “pink sheets” by the National Quotation Bureau, Inc. If the Closing Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Price of such security on such date shall be the fair market value as reasonably determined by the Board of Directors of the Corporation.

(e)          Adjustments of Conversion Amount.

(i)          Adjustments for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Issuance Date, effect a stock split of the outstanding Common Stock, the Conversion Amount shall be proportionately increased. If the Corporation shall at any time or from time to time after the Issuance Date, combine the outstanding shares of Common Stock, the Conversion Amount shall be proportionately decreased. Any adjustments under this Section 5(e)(i) shall be effective at the close of business on the date the stock split or combination occurs.

(ii)         Adjustments for Certain Dividends and Distributions. If the Corporation shall at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, then, and in each event, the Conversion Amount shall be increased as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by multiplying, as applicable, the Conversion Amount then in effect by a fraction:

(1)         the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; and

(2)         the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date.

(iii)        Adjustment for Other Dividends and Distributions. If the Corporation shall at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then, and in each event, an appropriate revision to the applicable Conversion Amount shall be made and provision shall be made (by adjustments of the Conversion Amount or otherwise) so that the holders of Series B-1 Preferred Stock shall receive upon conversions thereof, in addition to the number of shares of Common Stock receivable thereon, the number of securities of the Corporation which they would have received had their Series B-1 Preferred Stock been converted into Common Stock immediately prior to such event (or the record date for such event, if applicable) and had thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities (together with any distributions payable thereon during such period), giving application to all adjustments called for during such period under this Section 5(e)(iii) with respect to the rights of the holders of the Series B-1 Preferred Stock.

(iv)         Adjustments for Reclassification, Exchange or Substitution. If the Common Stock issuable upon conversion of the Series B-1 Preferred Stock at any time or from time to time after the Issuance Date shall be changed to the same or different number of shares of any class or classes of stock, whether by reclassification, exchange, substitution or otherwise (other than by way of a stock split or combination of shares or stock dividends provided for in Sections 5(e)(i), (ii) and (iii), then, and in each event, an appropriate revision to the Conversion Amount shall be made and provisions shall be made (by adjustments of the Conversion Amount or otherwise) so that the holder of each share of Series B-1 Preferred Stock shall have the right thereafter to convert such share of Series B-1 Preferred Stock into the kind and amount of shares of stock and other securities receivable upon reclassification, exchange, substitution or other change, by holders of the number of shares of Common Stock into which such share of Series B-1 Preferred Stock might have been converted immediately prior to such reclassification, exchange, substitution or other change, all subject to further adjustment as provided herein.

(f)           Certificates as to Adjustments. Upon occurrence of each adjustment or readjustment of the Conversion Amount or number of shares of Common Stock issuable upon conversion of the Series B-1 Preferred Stock pursuant to this Section 5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such Series B-1 Preferred Stock a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon written request of the holder of such affected Series B-1 Preferred Stock, at any time, furnish or cause to be furnished to such holder a like certificate setting forth such adjustments and readjustments, the Conversion Amount in effect at the time, and the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon the conversion of a share of such Series B-1 Preferred Stock.

(g)          Issue Taxes. The Corporation shall pay any and all issue and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series B-1 Preferred Stock pursuant thereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

(h)          Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile or three (3) business days following being mailed by certified or registered mail, postage prepaid, return-receipt requested, addressed to the holder of record at its address appearing on the books of the Corporation. The Corporation will give written notice to each holder of Series B-1 Preferred Stock at least five (5) days prior to the date on which the Corporation closes its books or takes a record (i) with respect to any dividend or distribution upon the Common Stock or (ii) for determining rights to vote with respect to any Liquidation Event and in no event shall such notice be provided to such holder prior to such information being made known to the public. The Corporation will also give written notice to each holder of Series B-1 Preferred Stock at least five (5) days prior to the date on which any Liquidation Event will take place and in no event shall such notice be provided to such holder prior to such information being made known to the public.

(i)          Fractional Shares. The Series B Preferred Stock may be issued in fractional shares. A certificate for a fractional share of Series B Preferred Stock shall entitle the holder to exercise any voting rights, if applicable, receive dividends thereon and participate in any of the assets of the Corporation in the event of liquidation as provided hereunder. No fractional shares of Common Stock shall be issued upon conversion of the Series B-1 Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall at its option either (i) pay cash equal to the product of such fraction multiplied by the average of the Closing Prices of the Common Stock for the five (5) consecutive trading days immediately preceding the Voluntary Conversion Date or Mandatory Conversion Date, as applicable, or (ii) in lieu of issuing such fractional shares issue one additional whole share to the holder.

(j)          Reservation of Common Stock. The Corporation shall, so long as any shares of Series B-1 Preferred Stock are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series B-1 Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Series B-1 Preferred Stock then outstanding.

6.             Restrictions and Limitations on Corporate Actions. The Corporation will not take any corporate action, whether by merger, consolidation, recapitalization or otherwise, to alter or change the designation or the powers, preferences or rights or the qualifications, limitations or restrictions of the Series B-1 Preferred Stock without the written consent of the holders of at least a majority of the then outstanding shares of Series B-1 Preferred Stock. The Corporation will not take any corporate action, whether by merger, consolidation, recapitalization or otherwise, to alter or change the designation or the powers, preferences or rights or the qualifications, limitations or restrictions of the Series B-2 Preferred Stock without the written consent of the holders of at least a majority of the then outstanding shares of Series B-2 Preferred Stock.

7.             No Preemptive Rights. No holder of the Series B Preferred Stock shall be entitled to rights to subscribe for, purchase or receive any part of any new or additional shares of any class, whether now or hereinafter authorized, or of bonds or debentures, or other evidences of indebtedness convertible into or exchangeable for shares of any class, but all such new or additional shares of any class, or any bond, debentures or other evidences of indebtedness convertible into or exchangeable for shares, may be issued and disposed of by the Board of Directors on such terms and for such consideration (to the extent permitted by law), and to such person or persons as the Board of Directors in their absolute discretion may deem advisable.

8.             Waiver. The provisions set forth in this Certificate of Designation may be waived on behalf of all the holders of Series B-1 Preferred Stock if in writing and signed by the holders of not less than a majority of the then outstanding shares of Series B-1 Preferred Stock. The provisions set forth in this Certificate of Designation may be waived on behalf of all the holders of Series B-2 Preferred Stock if in writing and signed by the holders of not less than a majority of the then outstanding shares of Series B-2 Preferred Stock.

9.            Lost or Stolen Certificates. Upon receipt by the Corporation of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the shares of Series B Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Corporation, and if requested by the Corporation, a bond, and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Corporation shall execute and deliver new preferred stock certificate(s) of like tenor and date.

10.           Construction. This Certificate of Designation shall be deemed to be jointly drafted by the Corporation and all purchasers of the Series B Preferred Stock and shall not be construed against any person as the drafter hereof.

11.           Failure or Indulgence Not Waiver. No failure or delay on the part of a holder of Series B Preferred Stock in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed and subscribed this Certificate and does affirm the foregoing as true this 13 day of March, 2009.

IGI LABORATORIES, INC.

By:	/s/ Rajiv Mathur
Name: Rajiv Mathur
Title: President and CEO

[Signature Page to the Certificate of Designation of the Relative Rights and Preferences of the Series B-1
Convertible Preferred Stock and the Series B-2 Preferred Stock]

EXHIBIT I

IGI LABORATORIES, INC.

CONVERSION NOTICE

Reference is made to the Certificate of Designation of the Relative Rights and Preferences of the Series B-1 Preferred Stock of IGI Laboratories, Inc. (the “Certificate of Designation”). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series B-1 Preferred Stock, par value $.01 per share (the “Preferred Shares”), of IGI Laboratories, Inc., a Delaware corporation (the “Corporation”), indicated below into shares of Common Stock, par value $.01 per share (the “Common Stock”), of the Corporation, by tendering the stock certificate(s) representing the share(s) of Preferred Shares specified below as of the date specified below.

Date of Conversion:

Number of Preferred Shares to be converted:

Stock certificate no(s). of Preferred

Shares to be converted:

Conversion Amount:

Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the Preferred Shares are being converted and, if applicable, any check drawn on an account of the Corporation in the following name and to the following address:

Issue to:

Facsimile Number:

Authorization:

By:

Title

Dated:

I-1

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:07 PM 03/18/2009
FILED 11:59 AM 03/18/2009
SRV 090278189 - 0842746 FILE

CERTIFICATE OF CORRECTION FILED TO

CORRECT A CERTAIN ERROR IN THE

CERTIFICATE OF DESIGNATION OF THE RELATIVE RIGHTS AND

PREFERENCES OF THE

SERIES B-1 CONVERTIBLE PREFERRED STOCK

AND

SERIES B-2 PREFERRED STOCK

OF

IGI LABORATORIES, INC.

IGI Laboratories, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

FIRST:           The Certificate of Designation of the Relative Rights and Preferences of the Series B-1 Convertible Stock and Series B-2 Preferred Stock of the Corporation filed with the Delaware Secretary of State on March 13, 2009 (the “Certificate”) was an inaccurate record of corporate action therein referred to in that it incorrectly stated the number of designated Series B-2 Preferred Stock.

SECOND:      This Certificate of Correction is permitted by Section 103(f) of the General Corporation Law of the State of Delaware.

THIRD:          The second paragraph of the Certificate is hereby corrected to read in its entirety as follows:

RESOLVED, that the Board of Directors of the Corporation, pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation by the provisions of the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), created out of the shares of Preferred Stock, par value $.01 per share, of the Corporation authorized in Article Fourth of the Certificate of Incorporation (the “Preferred Stock”), a series of Preferred Stock designated “Series B-1 Convertible Preferred Stock” consisting of One Thousand Thirty (1,030) shares, and a series of Preferred Stock designated “Series B-2 Preferred Stock” consisting of Seven Hundred Ninety Eight (798) shares, which shall have the following designations, powers, preferences and relative and other special rights and the following qualifications, limitations and restrictions:

FOURTH:      Article 1(a) of the Certificate is hereby corrected to read in its entirety as follows:

(a)           Designation. The designation of such series of the Preferred Stock shall be Series B-1 Convertible Preferred Stock, par value $0.01 per share (the “Series B-1 Preferred Stock”) and Series B-2 Preferred Stock, par value $0.01 per share (the “Series B-2 Preferred Stock” and collectively with the Series B-1 Preferred Stock, the “Series B Preferred Stock”). The maximum number of shares of Series B-1 Preferred Stock shall be One Thousand Thirty (1,030) shares and the maximum number of shares of Series B-2 Preferred Stock shall be Seven Hundred Ninety Eight (798). For purposes of this Certificate of Designation, “Original Issue Price” shall mean $6,000.00 per share on each issued and outstanding share of Series B Preferred Stock.

IN WITNESS WHEREOF, the undersigned, being an authorized officer of the Corporation, does hereby execute this Certificate of Correction this 18th day of March, 2009.

IGI LABORATORIES, INC.

By:	/s/ Rajiv Mathur
Name: Rajiv Mathur
Title: President and CEO

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:49 PM 03/29/2010
FILED 03:49 PM 03/29/2010
SRV 100327817 - 0842746 FILE

CERTIFICATE OF DESIGNATION OF THE RELATIVE RIGHTS AND

PREFERENCES

OF THE

SERIES C CONVERTIBLE PREFERRED STOCK

OF

IGI LABORATORIES, INC.

The undersigned, the Chief Executive Officer of IGI Laboratories, Inc., a Delaware corporation (the “Corporation”), in accordance with the provisions of the Delaware General Corporation Law, does hereby certify that, pursuant to the authority conferred upon the Board of Directors by the Amended and Restated Certificate of Incorporation of the Corporation, the following resolution creating a series of Series C Convertible Preferred Stock, was duly adopted on March 25, 2010:

RESOLVED, that the Board of Directors of the Corporation, pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation by the provisions of the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), created out of the shares of Preferred Stock, par value $.01 per share, of the Corporation authorized in Article Fourth of the Certificate of Incorporation (the “Preferred Stock”), a series of Preferred Stock designated “Series C Convertible Preferred Stock” consisting of one thousand five hundred fifty (1,550) shares, which shall have the following designations, powers, preferences and relative and other special rights and the following qualifications, limitations and restrictions:

1.          Designation and Rank.

(a)          Designation. The designation of such series of the Preferred Stock shall be Series C Convertible Preferred Stock, par value $0.01 per share (the “Series C Preferred Stock”). The maximum number of shares of Series C Preferred Stock shall be one thousand five hundred fifty (1,550) shares. For purposes of this Certificate of Designation, “Original Issue Price” shall mean $1,000 per share on each issued and outstanding share of Series C Preferred Stock.

(b)          Rank. The Series C Preferred Stock shall, with respect to rights upon liquidation, winding up, dissolution, redemption or otherwise, rank (i) junior to the Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), of the Corporation, and to each other class and series of equity securities of the Corporation which specifically by its terms ranks senior to the Series C Preferred Stock (“Senior Stock”); (ii) pari passu to the Corporation’s Series B-1 Preferred Stock and Series B-2 Preferred Stock, each par value $0.01 per share (collectively, the “Series B Preferred Stock”) and (iii) senior to the common stock, par value $.01 per share (the “Common Stock”), and to each other class and series of equity securities of the Corporation which specifically by its terms ranks junior to the Series C Preferred Stock (“Junior Stock”).

2.            Dividends. From and after the date of the issuance of shares of Series C Preferred Stock (“Issuance Date”), the holders of such shares of the Series C Preferred Stock shall be entitled to receive, out of funds legally available therefor, when and if declared by the Board of Directors, quarterly dividends at the annual rate of five percent (5%) of the Original Issue Price on each outstanding share of Series C Preferred Stock, subject to appropriate adjustment to reflect any stock split, stock dividend, reverse stock split or similar corporate event affecting the Series C Preferred Stock (the “Accruing Dividends”). Accruing Dividends shall accrue from day to day, whether or not earned or declared, commencing on the last day of the calendar quarter in which they would otherwise be declared; provided however, that except as provided in Sections 4 and 5 hereof, the Corporation shall be under no obligation to pay such Accruing Dividends unless so declared by the Board of Directors.

3.            Voting Rights of Series C Preferred Stock.

(a)          Class Voting Rights. The Series C Preferred Stock shall have the following class voting rights (in addition to the voting rights set forth in Sections 3(b) hereof, and as otherwise may be required by law). So long as any shares of the Series C Preferred Stock remain outstanding, the Corporation shall not, and shall not permit any subsidiary to, without the affirmative vote or consent of the holders of at least a majority of the shares of the Series C Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting, in which the holders of the Series C Preferred Stock vote separately as a class (i) authorize, create, or issue any class or series of capital stock ranking, either as to payment of dividends, distributions of assets upon liquidation or otherwise, or redemptions, prior to or on parity with the Series C Preferred Stock and (ii) authorize any redemptions or repurchases of Common Stock, or repurchase or redeem any Common Stock, except for repurchases or redemptions of Common Stock from employees of the Corporation upon such employees’ termination of employment from the Corporation pursuant to the terms and conditions of agreements which provide the Corporation the right to repurchase such capital stock upon such termination of employment.

(b)          General Voting Rights. In addition to the class voting rights set forth in Section 3(a) hereof, the Series C Preferred Stock shall be entitled to vote, on an as-converted basis, together as a single class, with the holders of the Common Stock and all other series and classes of stock permitted to vote with Common Stock on all matters submitted to a vote of holders of Common Stock, except with respect to matters in respect of which one or more other classes of Common Stock is entitled to vote as a separate class under the Delaware General Corporation Law or the provisions of the Certificate of Incorporation. The Common Stock into which the Series C Preferred Stock is convertible shall, upon issuance, have all of the same voting rights as other issued and outstanding Common Stock of the Corporation.

4.            Liquidation, Dissolution and Winding-Up.

(a)          Liquidation Event. Upon a Liquidation Event (as defined below), the holders of the shares of Series C Preferred Stock then outstanding shall be paid out of the assets of the Corporation available for distribution to stockholders, an amount equal to the greater of (i) the Original Issue Price per share (subject to appropriate adjustment to reflect any stock split, stock dividend, reverse stock split or similar corporate event affecting the Series C Preferred Stock) plus any Accruing Dividends accrued but unpaid thereon, whether or not declared, and any other dividends declared but unpaid thereon and (ii) such amount per share as would have been payable had each share been converted to Common Stock pursuant to Section 5 immediately prior to the Liquidation Event, together with any payment required to be made to the holders of the Series B Preferred Stock but before any payment shall be made to the holders of Common Stock or any other Junior Stock and after any payment has been made to the holders of Series A Preferred Stock or any other Senior Stock. If upon any Liquidation Event, the assets to be distributed to the holders of the Series C Preferred Stock shall be insufficient to permit payment to such stockholders of the full preferential amounts aforesaid, then all of the assets of the Corporation available for distribution to holders of the Series B Preferred Stock and Series C Preferred Stock shall be distributed to such holders of the Series B Preferred Stock and Series C Preferred Stock pro rata, in proportion to the full respective distributable amounts to which they are entitled.

(b)          Distribution. Upon any Liquidation Event, immediately after the holders of any Senior Stock, Series B Preferred Stock and Series C Preferred Stock shall have been paid in full pursuant to Section 4(a) above, the remaining net assets of the Corporation available for distribution shall be distributed pro rata among the holders of Common Stock and any Junior Stock and the holders of the Series C Preferred Stock shall not be entitled to any further participation as such in any distribution of the assets of the Corporation.

(c)          Liquidation Event. A “Liquidation Event” means the liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary. Notwithstanding the foregoing, a consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation, or the effectuation by the Corporation of a transaction or series of transactions in which more than 50% of the voting shares of the Corporation is disposed of or conveyed, shall be deemed to be a Liquidation Event within the meaning of the provisions of this Section 4.

(d)          Restrictions on a Liquidation Event. The Corporation shall not effect any transaction constituting a deemed Liquidation Event pursuant to Section 4(c) unless (i) the agreement or plan of merger or consolidation provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 4(a) and 4(b) or (ii) the holders of at least fifty (50%) of the shares of the Series C Preferred Stock then outstanding specifically consent in writing to the allocation of such consideration in a manner different from that provided in Sections 4(a) and 4(b).

(e)           Treatment of Liquidation Event.

(i)            Transaction Payment. No less than forty-five (45) days prior to the payment date in connection with the consummation of a Liquidation Event, the Corporation, or if the Corporation is not a party to such transaction, the holders of shares of capital stock of the Corporation that are parties to such transaction, shall provide the holders of Series C Preferred Stock written notice of such event (the “Event Notice”). Unless the holders of at least greater than 50% of the then outstanding shares of the Series C Preferred Stock then outstanding deliver a notice to the Corporation within five (5) business days after receipt of an Event Notice stating that such Liquidation Event shall not be treated as a Liquidation Event, such event shall be deemed to have been elected by such holders to be treated as a Liquidation Event in which case the Corporation shall, and each holder of Series C Preferred Stock shall be entitled to require that, prior to or concurrently with consideration from any such Liquidation Event being paid to the Corporation (if the consideration is to be received by the Corporation in an asset transaction), or by any third party to stockholders of the Corporation other than holders of Series C Preferred Stock (if the consideration is to be received directly by such stockholders in a merger, consolidation, stock purchase or similar transaction), a payment (the “Transaction Payment”) shall be made to the holders of Series C Preferred Stock in an amount equal to the amount that the holder of Series C Preferred Stock would have received had the entire consideration in the transaction (with respect to a Liquidation Event involving the sale of all or substantially all the assets of the Corporation, net of any liabilities of the Corporation not assumed or otherwise paid by the acquiring entity) been deemed assets available for distribution to the stockholders of the Corporation upon liquidation pursuant to Section 4(a).

(ii)           Payment of Transaction Payment. If securities of the acquiring entity (the “Acquiring Entity Stock”) or other property are issued to the holders of the Corporation’s Series C Preferred Stock and Common Stock in the Liquidation Event, then, the Transaction Payment shall be paid to the holders of Series C Preferred Stock in such portions of cash, property or Acquiring Entity Stock, such that all holders of Series C Preferred Stock and Common Stock shall receive the same proportion of cash, property and Acquiring Entity Stock in respect of the amounts to which they are entitled pursuant to Section 4(a). The Acquiring Entity Stock utilized to make the Transaction Payment, if any, shall have the same rights, preferences and restrictions (including whether the issuance or sale of such Acquiring Entity Stock is registered or entitled to registration rights under the Securities Act of 1933, as amended) as the Acquiring Entity Stock issued to the holders of Common Stock in the Liquidation Event. Notwithstanding the foregoing, neither the Corporation nor the acquiring entity shall be obligated to deliver certificates evidencing the Acquiring Entity Stock or other property deliverable to a holder of Series C Preferred Stock as a result of the Liquidation Event unless and until the certificates representing shares of Series C Preferred Stock held by such holder of Series C Preferred Stock are either delivered to the Corporation or the acquiring entity, or their respective transfer agents, as the Corporation and the acquiring entity may require, duly endorsed in blank for transfer, or the holder certifies in writing to the Corporation or the acquiring entity, or their respective transfer agents, as the Corporation and the acquiring entity may require, that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation or such acquiring entity to indemnify the Corporation and/or such acquiring entity from any loss incurred by it in connection with such certificates. The value of the Acquiring Entity Stock or other property determined as follows shall be used for purposes of determining the amount of the entire consideration in the transaction, the Transaction Payment and the payment thereof:

(1)         If the consideration received by the Corporation or its stockholders (“Proceeds”) is other than cash or evidences of indebtedness (for which the value thereof shall be deemed to be the principal amount thereof), its value will be deemed its fair market value, determined as follows:

i)         Any securities (including any Acquiring Entity Stock) included in the Proceeds shall be valued at the average Closing Price for a period of twenty-five (25) consecutive trading days immediately preceding such date.

ii)        Any Proceeds other than cash, evidences of indebtedness, and securities valued in accordance with i) above shall have the fair market value of such Proceeds as determined in good faith, by the Board on the date such determination is made.

(2)         The foregoing methods for valuing Proceeds to be distributed or delivered in connection with a Liquidation Event shall, upon approval by the stockholders of the definitive agreements governing the Liquidation Event, be superseded by any determination of such value set forth in the definitive agreements governing such Liquidation Event.

(iii)         Contingent Consideration. In the event of a Liquidation Event, if any portion of the consideration payable to the stockholders of the Corporation is placed into escrow or is payable to the stockholders of the Corporation subject to contingencies, the definitive acquisition agreement relating thereto shall provide that (i) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with this Section 4(e) as if the Initial Consideration were the only consideration payable in connection with such Liquidation Event and (ii) any additional consideration which becomes payable to the stockholders of the Corporation upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with this Section 4(e) after taking into account the previous payment of the Initial Consideration as part of the same transaction.

5.            Conversion. Each holder of Series C Preferred Stock shall have the following conversion rights (the “Conversion Rights”):

(a)           Right to Convert. At any time on or after the Issuance Date, the holder of any such shares of Series C Preferred Stock may, at such holder’s option, convert all or any portion of any shares of Series C Preferred Stock held by such person into the Conversion Amount. The Corporation shall keep written records of the conversion of the shares of Series C Preferred Stock converted by each holder. A holder shall be required to deliver the original certificates representing the shares of Series C Preferred Stock upon complete conversion of the Series C Preferred Stock.

(b)           Mechanics of Voluntary Conversion. The Voluntary Conversion of Series C Preferred Stock shall be conducted in the following manner:

(i)            Holder’s Delivery Requirements. To convert Series C Preferred Stock into full shares of Common Stock on any date, the holder thereof shall deliver a fully executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”), to the Corporation, together with the certificates representing the shares being converted (or an indemnification undertaking, and at the option of the Corporation, in addition, a bond, with respect to such shares in the case of their loss, theft or destruction) (the “Preferred Stock Certificates”). The conversion will be effective upon receipt by the Corporation of the foregoing, which shall be the Voluntary Conversion Date.

(ii)           Record Holder. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of the Series C Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(c)            Mandatory Conversion.

(i)           Subject to the provisions set forth below, each share of Series C Preferred Stock outstanding on the Mandatory Conversion Date shall automatically and without any action on the part of the holder thereof convert into the Conversion Amount (a “Mandatory Conversion”).

(ii)          As used herein, a “Mandatory Conversion Date” shall mean the earlier of the date that (i) the Closing Price of the Common Stock shall have exceeded three times the Closing Price on the Issuance Date for a period of twenty-five (25) consecutive trading days immediately preceding such date and (ii) as determined by the affirmative vote or consent of the holders of at least a majority of the shares of the Series C Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting. The Mandatory Conversion Date and the Voluntary Conversion Date collectively are referred to in this Certificate of Designation as the “Conversion Date”

(iii)         On the Mandatory Conversion Date, the outstanding shares of Series C Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the Preferred Stock Certificates are surrendered to the Corporation or its transfer agent. Upon the occurrence of the automatic conversion of the Series C Preferred Stock pursuant to this Section 5(c), the holders of the Series C Preferred Stock shall promptly surrender the Preferred Stock Certificates representing the Series C Preferred Stock to the Corporation and the Corporation, upon surrender of the Preferred Stock Certificates, shall promptly deliver the shares of Common Stock issuable upon such conversion.

(d)           Conversion Amount.

(i)           The term “Conversion Amount” shall mean an amount of shares of Common Stock equal to (i) 1,000 divided by (ii) the Closing Price on the Issuance Date, subject to adjustment under Section 5(e) hereof, per share of Series C Preferred Stock, plus such number of shares of Common Stock as shall equal (x) the accrued and unpaid dividends on the Series C Preferred Stock as of the date of conversion divided by (y) the Closing Price on the Issuance Date.

(ii)          The term “Closing Price” shall mean, for any security as of any date, the last reported price of such security on the NYSE Amex or other National Securities Exchange on which such securities trade, or the closing bid price, on the OTC Bulletin Board or other applicable principal trading market for such security as reported by Bloomberg, or, if no closing bid price is reported for such security by Bloomberg, the last closing trade price of such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the “pink sheets” by the National Quotation Bureau, Inc. If the Closing Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Price of such security on such date shall be the fair market value as reasonably determined by the Board of Directors of the Corporation.

(e)           Adjustments of Conversion Amount.

(i)           Adjustments for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Issuance Date, effect a stock split of the outstanding Common Stock, the Conversion Amount shall be proportionately increased. If the Corporation shall at any time or from time to time after the Issuance Date, combine the outstanding shares of Common Stock, the Conversion Amount shall be proportionately decreased. Any adjustments under this Section 5(e)(i) shall be effective at the close of business on the date the stock split or combination occurs.

(ii)          Adjustments for Certain Dividends and Distributions. If the Corporation shall at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, then, and in each event, the Conversion Amount shall be increased as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by multiplying, as applicable, the Conversion Amount then in effect by a fraction:

(1)         the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; and

(2)         the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date.

(iii)         Adjustment for Other Dividends and Distributions. If the Corporation shall at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then, and in each event, an appropriate revision to the applicable Conversion Amount shall be made and provision shall be made (by adjustments of the Conversion Amount or otherwise) so that the holders of Series C Preferred Stock shall receive upon conversions thereof, in addition to the number of shares of Common Stock receivable thereon, the number of securities of the Corporation which they would have received had their Series C Preferred Stock been converted into Common Stock immediately prior to such event (or the record date for such event, if applicable) and had thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities (together with any distributions payable thereon during such period), giving application to all adjustments called for during such period under this Section 5(e)(iii) with respect to the rights of the holders of the Series C Preferred Stock.

(iv)        Adjustments for Reclassification, Exchange or Substitution. If the Common Stock issuable upon conversion of the Series C Preferred Stock at any time or from time to time after the Issuance Date shall be changed to the same or different number of shares of any class or classes of stock, whether by reclassification, exchange, substitution or otherwise (other than by way of a stock split or combination of shares or stock dividends provided for in Sections 5(e)(i), (ii) and (iii), then, and in each event, an appropriate revision to the Conversion Amount shall be made and provisions shall be made (by adjustments of the Conversion Amount or otherwise) so that the holder of each share of Series C Preferred Stock shall have the right thereafter to convert such share of Series C Preferred Stock into the kind and amount of shares of stock and other securities receivable upon reclassification, exchange, substitution or other change, by holders of the number of shares of Common Stock into which such share of Series C Preferred Stock might have been converted immediately prior to such reclassification, exchange, substitution or other change, all subject to further adjustment as provided herein.

(f)           Certificates as to Adjustments. Upon occurrence of each adjustment or readjustment of the Conversion Amount or number of shares of Common Stock issuable upon conversion of the Series C Preferred Stock pursuant to this Section 5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such Series C Preferred Stock a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon written request of the holder of such affected Series C Preferred Stock, at any time, furnish or cause to be furnished to such holder a like certificate setting forth such adjustments and readjustments, the Conversion Amount in effect at the time, and the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon the conversion of a share of such Series C Preferred Stock.

(g)           Issue Taxes. The Corporation shall pay any and all issue and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series C Preferred Stock pursuant thereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

(h)           Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile or three (3) business days following being mailed by certified or registered mail, postage prepaid, return-receipt requested, addressed to the holder of record at its address appearing on the books of the Corporation. The Corporation will give written notice to each holder of Series C Preferred Stock at least five (5) days prior to the date on which the Corporation closes its books or takes a record (i) with respect to any dividend or distribution upon the Common Stock or (ii) for determining rights to vote with respect to any Liquidation Event and in no event shall such notice be provided to such holder prior to such information being made known to the public. The Corporation will also give written notice to each holder of Series C Preferred Stock at least five (5) days prior to the date on which any Liquidation Event will take place and in no event shall such notice be provided to such holder prior to such information being made known to the public.

(i)           Fractional Shares. The Series C Preferred Stock may be issued in fractional shares. A certificate for a fractional share of Series C Preferred Stock shall entitle the holder to exercise any voting rights, if applicable, receive dividends thereon and participate in any of the assets of the Corporation in the event of liquidation as provided hereunder. No fractional shares of Common Stock shall be issued upon conversion of the Series C Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall at its option either (i) pay cash equal to the product of such fraction multiplied by the average of the Closing Prices of the Common Stock for the five (5) consecutive trading days immediately preceding the Voluntary Conversion Date or Mandatory Conversion Date, as applicable, or (ii) in lieu of issuing such fractional shares issue one additional whole share to the holder.

(j)           Reservation of Common Stock. The Corporation shall, so long as any shares of Series C Preferred Stock are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series C Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Series C Preferred Stock then outstanding.

6.            Restrictions and Limitations on Corporate Actions. The Corporation will not take any corporate action, whether by merger, consolidation, recapitalization or otherwise, to alter or change the designation or the powers, preferences or rights or the qualifications, limitations or restrictions of the Series C Preferred Stock without the written consent of the holders of at least a majority of the then outstanding shares of Series C Preferred Stock.

7.            No Preemptive Rights. No holder of the Series C Preferred Stock shall be entitled to rights to subscribe for, purchase or receive any part of any new or additional shares of any class, whether now or hereinafter authorized, or of bonds or debentures, or other evidences of indebtedness convertible into or exchangeable for shares of any class, but all such new or additional shares of any class, or any bond, debentures or other evidences of indebtedness convertible into or exchangeable for shares, may be issued and disposed of by the Board of Directors on such terms and for such consideration (to the extent permitted by law), and to such person or persons as the Board of Directors in their absolute discretion may deem advisable.

8.            Waiver. The provisions set forth in this Certificate of Designation may be waived on behalf of all the holders of Series C Preferred Stock if in writing and signed by the holders of not less than a majority of the then outstanding shares of Series C Preferred Stock.

9.            Lost or Stolen Certificates. Upon receipt by the Corporation of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the shares of Series C Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Corporation, and if requested by the Corporation, a bond, and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Corporation shall execute and deliver new preferred stock certificate(s) of like tenor and date.

10.          Construction. This Certificate of Designation shall be deemed to be jointly drafted by the Corporation and all purchasers of the Series C Preferred Stock and shall not be construed against any person as the drafter hereof.

11.          Failure or Indulgence Not Waiver. No failure or delay on the part of a holder of Series C Preferred Stock in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed and subscribed this Certificate and does affirm the foregoing as true this 29th day of March, 2010.

IGI LABORATORIES, INC.

By:	/s/ Hemanshu Pandya
Name: Hemanshu Pandya
Title: Chief Executive Officer

Signature Page to the Certificate of Designation of the Relative Rights and Preferences of the Series C Convertible Preferred Stock

EXHIBIT I

IGI LABORATORIES, INC.

CONVERSION NOTICE

Reference is made to the Certificate of Designation of the Relative Rights and Preferences of the Series C Preferred Stock of IGI Laboratories, Inc. (the “Certificate of Designation”). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series C Preferred Stock, par value $.01 per share (the “Preferred Shares”), of IGI Laboratories, Inc., a Delaware corporation (the “Corporation”), indicated below into shares of Common Stock, par value $.01 per share (the “Common Stock”), of the Corporation, by tendering the stock certificate(s) representing the share(s) of Preferred Shares specified below as of the date specified below.

Date of Conversion:

Number of Preferred Shares to be converted:

Stock certificate no(s). of Preferred Shares to be converted:

Conversion Amount:

Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the Preferred Shares are being converted and, if applicable, any check drawn on an account of the Corporation in the following name and to the following address:

Issue to:

Facsimile Number:

Authorization:

By:

Title

Dated:

I-1

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:58 AM 05/29/2013
FILED 10:58 AM 05/29/2013
SRV 130677153 - 0842746 FILE

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

IGI LABORATORIES, INC.

IGI LABORATORIES, INC., a Delaware corporation (the “Corporation”), does hereby certify that:

FIRST: The name of the Corporation is IGI LABORATORIES, INC.

SECOND: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 26, 1977. The original name at the time of incorporation was Pinnacle Mountain Labs, Inc. The Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 7, 2008.

THIRD: The Board of Directors of the Corporation (the “Board”), acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware (the “DGCL”), adopted resolutions amending the Corporation’s Amended and Restated Certificate of Incorporation as follows:

The first sentence of Fourth Article of the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

“The total number of shares of stock which the Corporation is authorized to issue is 61,000,000, of which 60,000,000 shall be shares of Common Stock, $0.01 par value per share (“Common Stock”), and 1,000,000 shall be shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”).”

FOURTH: Thereafter, pursuant to a resolution of the Board, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Sections 222 and 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this CERTIFICATE OF AMENDMENT to be signed by its Chief Financial Officer as of the 29th day of May, 2013.

IGI LABORATORIES, INC.

By:	/s/ Jenniffer Collins
Name: Jenniffer Collins
Title: Chief Financial Officer

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:01 AM 09/24/2014
FILED 09:18 AM 09/24/2014
SRV 141214012 - 0842746 FILE

STATE OF DELAWARE

CERTIFICATE OF CHANGE OF REGISTERED AGENT

AND/OR REGISTERED OFFICE

The corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.          The name of the corporation is IGI LABORATORIES, INC.

2.          The Registered Office of the corporation in the State of Delaware is changed to 2711 Centerville Road, Suite 400 (street), in the City of Wilmington, DE, County of New Castle Zip Code 19808. The name of the Registered Agent at such address upon whom process against this Corporation may be served is Corporation Service Company

3.          The foregoing change to the registered office/agent was adopted by a resolution of the Board of Directors of the corporation.

By:	/s/ Jenniffer Collins
Authorized Officer

Name:	Jenniffer Collins
Print or Type

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:20 PM 05/20/2015
FILED 01:20 PM 05/20/2015
SRV 150721470 - 0842746 FILE

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

IGI LABORATORIES, INC.

It is hereby certified that:

FIRST:	The name of the corporation is IGI Laboratories, Inc. (the “Corporation”).

SECOND:	The Amended and Restated Certificate of Incorporation of the Corporation, as amended to date, is hereby further amended by striking out the first paragraph of Article Fourth in its entirety and by substituting in lieu of the following:

“FOURTH. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 101,000,000 shares, consisting of 100,000,000 shares of Common Stock, $.001 par value per share (the “Common Stock”) and 1,000,000 shares of Preferred Stock, $0.01 par value per share (the “Preferred Stock”).”

THIRD:	The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

EXECUTED, effective as of this 20th day of May, 2015.

IGI LABORATORIES, INC.

By:	/s/ Jason Grenfell-Gardner
Jason Grenfell-Gardner
President and Chief Executive Officer

Date:	May 20, 2015

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:42 AM 10/23/2015
FILED 10:42 AM 10/23/2015
SR 20150617446 - File Number 842746

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION

OF

IGI LABORATORIES, INC.

IGI Laboratories, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.	The name of the Corporation is IGI Laboratories, Inc. The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was August 26, 1977, under the name of Pinnacle Mountain Labs, Inc. The name of the Corporation was changed to Immunogenetics, Inc. by filing a Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of Delaware on November 20, 1980. The name of the Corporation was changed to IG1, Inc. by filing a Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of Delaware on May 26, 1987. The name of the Corporation was changed to Laboratories, Inc. by filing an Amended and Restated Certificate of Incorporation with the Secretary of State of Delaware on May 7, 2008.

2.	This Certificate of Amendment of the Certificate of Incorporation of IGI Laboratories, Inc., in the form attached hereto as Exhibit A, has been duly adopted by the directors of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

3.	The Certificate of Amendment of the Certificate of Incorporation so adopted reads in its entirety as set forth in Exhibit A attached hereto and is incorporated herein by reference.

4.	This Certificate of Amendment shall be effective on October 23, 2015 at 5:00 PM, Eastern Daylight Time.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to the Amended and Restated Certificate of Incorporation to be executed by its Chief Executive Officer on this 23rd day of October, 2015.

IGI LABORATORIES, INC.

By:	/s/ Jason Grenfell-Gardner
Name: Jason Grenfell-Gardner
Title: Chief Executive Officer

EXHIBIT A

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION

OF

IGI LABORATORIES INC.

FIRST: The name of the corporation is Teligent, Inc.

SECOND: The effective date of the filing shall be October 23, 2015 at 5:00 PM, Eastern Daylight Time.